EXHIBIT 20.1

NISSAN MASTER OWNER TRUST RECEIVABLES - 2005-A
Monthly Servicer's Report for the month ended September 30, 2005

Period	Collection	Accrual	Distribution	Series Allocation Percentage at Month-End	45.71%
From	1-Sep-05	15-Sep-05	17-Oct-05	Floating Allocation Percentage at Month-End	88.59%
To	30-Sep-05	17-Oct-05
Days

Description of Collateral		Expected Final	Accumulation	Early Redemption
On the Distribution Date, the Series 2005-A balances were:		Payment Date	Period	Period
		09/15/06	03/01/06	No
Notes	800,000,000.00

Principal Amount of Debt	800,000,000.00
Required Overcollateralization	106,515,580.72
Incremental Overcollateralization Amount	-
Series Nominal Liquidation Amount	906,515,580.72
Required Participation Amount	958,515,580.72	Accumulation Account
Excess Receivables	126,051,989.77	Beginning	$ -
Total Collateral	1,084,567,570.49	Additions	-
		Ending Balance	$ -
Collateral as Percent of Notes	135.57%

NMOTR Trust Pool Activity
During the past Collection Period, the following activity occurred:
		Distributions to Investors
	NMOTR	Days	32
	Total Pool	LIBOR	3.76813%
Beginning Gross Principal Pool Balance	2,443,048,830.76	Applicable Margin	0.03000%
Total Principal Collections	(1,292,346,601.34)		3.79813%
Investment in New Receivables	1,222,678,771.79
Receivables Added for Additional Accounts	202,977,290.10		Actual	Per $1000
Repurchases	-	Interest	$ 2,700,892.44	$ 2.84
Principal Default Amounts	-	Principal	$ -	$ -
Principal Reallocation	-	Unused Fee	$ -	$ -
New Series Issued During Collection Period	-			$ 2.84
Less Net CMA Offset	(200,457,577.58)
Less Servicing Adjustment	(3,409,153.28)	Total Due Investors	$ 2,700,892.44	3.798130%
Ending Balance	2,372,491,560.45	Servicing Fee	$ 755,429.65
		Excess Cash Flow	$ 1,797,899.42
SAP for Next Period	54.29%

Average Receivable Balance	2,305,416,651.49
Monthly Payment Rate	56.06%	Reserve Account

Interest Collections		Required Balance	$ 6,000,000.00
During the past collection period, the following activity occurred:		Current Balance	6,000,000.00
		Deficit/(Excess)	$ -

	Total Pool
Total Interest Collections	$ 12,325,300.27
Principal Reallocations	-
Recoveries on Receivables Written Off	-
Total Available	$ 12,325,300.27